Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS SECOND QUARTER 2023 RESULTS:

•
REVENUE OF $127.9 MILLION; FLAT SEQUENTIALLY; UP 6% YEAR-OVER-YEAR
•
OPERATING INCOME OF $18.9 MILLION; EX-ITEMS, $15.6 MILLION, UP 8% SEQUENTIALLY; UP OVER 60% YEAR-OVER-YEAR
•
OPERATING MARGINS OF 15%; EX-ITEMS, OVER 12%, WITH YEAR-OVER-YEAR INCREMENTAL MARGINS EXCEEDING 85%
•
GAAP EPS OF $0.48; EX-ITEMS, $0.21, UP 12% SEQUENTIALLY; UP 80% YEAR-OVER-YEAR
•
RESERVOIR DESCRIPTION INCREMENTAL MARGINS, EX-ITEMS, EXCEEDING 100% SEQUENTIALLY; EXCEEDING 80% YEAR-OVER-YEAR
•
FREE CASH FLOW OF $6.6 MILLION
•
AT-THE-MARKET EQUITY OFFERING PROGRAM TERMINATED
•
COMPANY ANNOUNCES Q3 2023 QUARTERLY DIVIDEND

HOUSTON (July 26, 2023) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported second quarter 2023 revenue of $127,900,000. Core’s operating income was $18,900,000, with diluted earnings per share ("EPS") of $0.48, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $15,600,000, yielding operating margins over 12%, and EPS, ex-items, of $0.21. During the second quarter of 2023, the Company recorded: 1) a tax benefit of approximately $11,600,000 associated with the Company’s redomestication of the parent company from the Netherlands to the U.S., and 2) a gain of approximately $2,900,000 associated with proceeds from company owned life insurance policies and an adjustment to stock compensation expense for certain performance share awards which are no longer expected to vest. A full reconciliation of non-GAAP financial measures is included in the attached financial tables. As previously announced, on May 1, 2023, the Company completed the redomestication of its parent company from the Netherlands to the U.S.

Core’s CEO, Larry Bruno stated, “Building on the operational momentum observed in the first quarter of 2023, the second quarter achieved 6% year-over-year growth in revenue and, ex-items, 62% growth in operating income with incremental margins exceeding 85%. Demand for Reservoir Description services continued to grow in the second quarter of 2023, with international revenue up nicely, sequentially and up 11% year-over-year. For the full Company, second quarter 2023 revenue was flat sequentially. However, we achieved sequential improvement in: operating income, operating margins, net income, free cash flow and earnings per share, while simultaneously strengthening our balance sheet by lowering net debt. Core remains focused on reducing debt and further strengthening our balance sheet, while at the same time working to increase our return on invested capital, which improved for the fourth consecutive quarter.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the second quarter of 2023 was $83,400,000, up 4% sequentially and up 10% year-over-year. Operating income on a GAAP basis was $13,300,000, while operating income, ex-items, was $11,100,000, yielding operating margins over 13%, up approximately 370 basis points sequentially and 680 basis points year-over-year. Sequentially, incremental margins exceeded 100%. The segment’s financial performance was underpinned by improving international client activity as momentum continues to build.

During the second quarter of 2023, Core Lab’s Technology Centers throughout the Middle East region experienced an increase in demand for reservoir rock and fluid testing. As the quarter unfolded, Core Lab was engaged to assist major National Oil Companies (“NOC’s”) across the Arabian Peninsula, with multiple reservoir characterization projects from Qatar, Saudi Arabia, Kuwait and United Arab Emirates. These long-term projects include characterization of both conventional and unconventional oil and gas reservoirs, as well as primary, secondary and enhanced oil recovery projects. Assessing and producing hydrocarbons from low-permeability unconventional reservoir targets has become a focus for several large NOC’s in the region. To support the evaluation of unconventional hydrocarbon resources in the region, Core Lab is in the process of introducing a suite of patented and proprietary unconventional laboratory technologies within key geographic markets in the region. The expansion of unconventional lab technologies in the region reflects Core’s long-term commitment to localizing its services and strengthening its partnerships. Proprietary, reservoir condition, High-Frequency Nuclear Magnetic Resonance, NanoPerm™, Pulse Decay Permeametry (“PDP™”) and other technologies, all of which were organically developed within Core Lab, will provide critical parameters for unconventional reservoir evaluation. By expanding local capabilities in the region, Core Lab will create closer client collaboration and optimized turnaround times. This localized approach ensures that Core Lab can effectively support key client efforts to evaluate and develop unconventional hydrocarbon resources.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional projects across the globe, posted second quarter 2023 revenue of $44,500,000, down approximately 8% sequentially, and flat year-over-year. Operating income on a GAAP basis was $5,500,000, while operating income, ex-items, was $4,400,000, yielding operating margins of 10%, down 270 basis points sequentially; however, year-over-year, operating margins expanded 120 basis points. The sequential decline was primarily associated with lower international bulk product sales and a decrease in U.S. land completion activity.

During the second quarter of 2023, an Australian operator utilized Core Laboratories patented X-Span™ technology to address a critical challenge in a producing well. X-Span™ leverages Core’s expertise in applying material science and energetic technologies for well completion and well remediation, as well as plug and abandonment operations. For this project, the casing of a producing well which had severely corroded over time required immediate remediation. Without intervention, more expensive options such as a complete workover or even premature well abandonment would have been required. The operator successfully installed fifteen sections of Core Lab’s X-Span™ Gas Tight (“GTX™”) casing patch solution over more than 300 feet of compromised casing. By leveraging the advanced technology of the X-Span™ System the operator successfully, quickly and cost effectively extended the life of the well. The versatility of the X-Span™ technologies make them adaptable to a wide range of well conditions and challenges, further amplifying their value proposition. Core Laboratories continues to provide its customers with innovative solutions that optimize asset performance, mitigate risk and unlock substantial cost savings.

Also during the second quarter of 2023, Core’s expertise in completion diagnostics were utilized by a deepwater Gulf of Mexico operator that employed Core’s SpectraStim™ proppant tracers, SpectraScan® gamma ray logging, and PackScan® density logging technologies to evaluate the effectiveness of a complex, dual-zone, frac pack completion. The operator was also seeking to confirm oil production from both zones. Core’s technical advisors recommended pumping the Company’s proprietary FlowProfiler™ water and oil diagnostic tracers with the frac pack treatments. This allowed the operator to simultaneously assess the integrity of the frac pack completion and also confirm frac fluid recovery and oil contribution from both zones. While both frac packs were properly placed, post-treatment water and oil diagnostic tracer concentrations in flowback samples revealed water and oil flow back had only been established from the upper zone. This explained why early oil production from the well was below expectations. Core’s engineering staff recommended a remedial operation be performed to open the lower zone. This procedure was successfully performed by the operator, and subsequent flowback sample analyses confirmed fluid contribution from both zones, with increased oil production.

Liquidity, Free Cash Flow and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the second quarter of 2023, cash from operations was approximately $8,800,000 and capital expenditures were $2,200,000, yielding FCF of $6,600,000.

Core expects cash from operations to strengthen and the Company to generate positive free cash in future quarters. The Company will continue to manage investment in working capital during a period of growth. Core’s free cash will continue to be returned to its shareholders via the Company’s regular quarterly dividend, as well as being focused towards reducing long-term debt.

On June 28, 2023, the Company issued $50,000,000 of Senior Notes through a private placement transaction (the “Notes"). $25,000,000 of the Notes are due June 28, 2028, and $25,000,000 of the Notes are due June 28, 2030. The proceeds from the Notes were used to reduce the outstanding balance on the Company’s revolving credit facility.

At the end of the second quarter of 2023, Core’s net debt was reduced by $7,900,000 from prior quarter to $158,800,000, and the Company’s leverage ratio decreased to 1.85, which improved from 2.18 at the end of the first quarter of 2023. The Company will continue applying free cash towards reducing debt until the Company reaches its target leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) of 1.5 times or lower.

On April 26, 2023, Core’s Board of Supervisory Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on May 30, 2023 to shareholders of record on May 8, 2023.

On July 26, 2023, the Board approved a cash dividend of $0.01 per share of common stock payable on August 28, 2023 to shareholders of record on August 7, 2023.

On July 17, 2023, the Company terminated the Equity Distribution Agreement dated June 9, 2022 (the “Distribution Agreement”). No shares of the Company’s common stock were sold under the Distribution Agreement.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric of demonstrating superior ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula to reflect Core's financial performance in the second quarter of 2023, indicates Core Lab's ROIC improved to 13.0%, up from 8.4% at the end of last quarter.

Industry and Core Lab Outlook and Guidance

Based on conversations with the Company’s global client base, Core Lab maintains its constructive outlook on international upstream activity for the second half of 2023 and beyond, as a higher level of investment will be required to maintain and grow hydrocarbon production. The Company anticipates spending on long-cycle upstream projects in both onshore and offshore environments will continue to expand. In the near-term, the global crude-oil market may remain volatile due to global recession fears and uncertainty about the extent and timing of China’s economic recovery. The recent OPEC+ crude-oil production cuts being implemented to support the current market are not expected to be maintained or required long-term. Additionally, production growth in areas outside of OPEC+ continue to face constraints due to prolonged underinvestment, as well as the loss of production due to natural declines from existing fields.

Core continues to anticipate a multi-year international recovery supported by increased spending on exploration in many regions across the globe and expanded development of existing fields to fortify crude-oil and natural gas reserves. This underlies Core's outlook for continued improvement in international onshore and offshore activity, with on-going projects across the globe, most notably across the Middle East, South Atlantic Margin and West Africa. Turning to the U.S., land activity for the first half of 2023 was lower than expected as reflected by the declining U.S. rig and frac spread counts throughout the second quarter. Core sees U.S. land completion activity for the second half of 2023 to be slightly down compared to the first half of 2023.

As a result, Core projects Reservoir Description’s third quarter 2023 revenue to be up sequentially by low-single digits. While Core expects its international revenue to increase sequentially, the segment’s revenue growth will be slightly softened by a projected decrease in U.S. activity. Client commitments on international projects have improved nicely year-over-year, however, the cadence at which these long-term projects are executed by Core’s clients may vary from quarter to quarter as activity begins to accelerate. Additionally, the Russia-Ukraine conflict continues to create uncertainties with respect to trading patterns of crude-oil and associated crude-oil assay services, which may impact Core’s Reservoir Description segment’s operations in Russia, Ukraine and Europe. Core’s Production Enhancement segment third quarter 2023 revenue is estimated to be flat to down by low-single digits, sequentially. Growth in Production Enhancement international sales may offset the projected decline in U.S. revenue.

Core projects third quarter 2023 revenue to range from $128,000,000 to $132,000,000 and operating income of $15,200,000 to $17,500,000, yielding operating margins of approximately 13%. EPS for the third quarter of 2023 is expected to be $0.21 to $0.25.

The Company’s third quarter 2023 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Third quarter 2023 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's second quarter 2023 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, July 27, 2023. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments, including the Redomestication of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the Redomestication, international markets, international political climates, including the Russia-Ukraine geopolitical conflict, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	June 30, 2023	March 31, 2023	June 30, 2022	vs. Q1-23	vs. Q2-22
REVENUE	$127,881	$128,356	$120,898	(0.4)%	5.8%

OPERATING EXPENSES:
Costs of services and product sales	100,295	101,528	97,957	(1.2)%	2.4%
General and administrative expense	5,811	16,331	6,847	(64.4)%	(15.1)%
Depreciation and amortization	3,937	4,044	4,360	(2.6)%	(9.7)%
Other (income) expense, net	(1,068)	(28)	82	NM	NM
Total operating expenses	108,975	121,875	109,246	(10.6)%	(0.2)%

OPERATING INCOME	18,906	6,481	11,652	191.7%	62.3%
Interest expense	3,236	3,429	2,707	(5.6)%	19.5%
Income before income taxes	15,670	3,052	8,945	413.4%	75.2%
Income tax expense (benefit)	(7,259)	610	1,789	NM	NM
Net income	22,929	2,442	7,156	838.9%	220.4%
Net income attributable to non-controlling interest	83	69	90	NM	NM
Net income attributable to Core Laboratories Inc.	$22,846	$2,373	$7,066	862.7%	223.3%

Diluted earnings per share	$0.48	$0.05	$0.15	860.0%	220.0%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.48	$0.05	$0.15	860.0%	220.0%

Diluted weighted average common shares outstanding	47,497	47,481	47,143	—%	0.8%

Effective tax rate	(46)%	20%	20%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$83,384	$80,188	$75,818	4.0%	10.0%
Production Enhancement	44,497	48,168	45,080	(7.6)%	(1.3)%
Consolidated	$127,881	$128,356	$120,898	(0.4)%	5.8%

Operating income:
Reservoir Description	$13,316	$2,471	$5,925	438.9%	124.7%
Production Enhancement	5,498	3,281	4,949	67.6%	11.1%
Corporate and Other	92	729	778	NM	NM
Consolidated	$18,906	$6,481	$11,652	191.7%	62.3%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,		% Variance
	2023	2022
REVENUE	$256,237	$236,198	8.5%

OPERATING EXPENSES:
Costs of services and product sales	201,823	194,909	3.5%
General and administrative expense	22,142	19,392	14.2%
Depreciation and amortization	7,981	8,917	(10.5)%
Other (income) expense, net	(1,096)	1,719	NM
Total operating expenses	230,850	224,937	2.6%

OPERATING INCOME	25,387	11,261	125.4%
Interest expense	6,665	5,351	24.6%
Income before income taxes	18,722	5,910	216.8%
Income tax expense (benefit)	(6,649)	593	NM
Net income	25,371	5,317	377.2%
Net income attributable to non-controlling interest	152	139	NM
Net income attributable to Core Laboratories Inc.	$25,219	$5,178	387.0%

Diluted earnings per share	$0.53	$0.11	381.8%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.53	$0.11	381.8%

Diluted weighted average common shares outstanding	47,476	47,133	0.7%

Effective tax rate	(36)%	10%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$163,572	$150,572	8.6%
Production Enhancement	92,665	85,626	8.2%
Total	$256,237	$236,198	8.5%

Operating income:
Reservoir Description	$15,787	$6,287	151.1%
Production Enhancement	8,779	4,030	117.8%
Corporate and Other	821	944	NM
Total	$25,387	$11,261	125.4%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	June 30, 2023	March 31, 2023	December 31, 2022	vs. Q1-23	vs. Q4-22

Cash and cash equivalents	$26,204	$16,285	$15,428	60.9%	69.8%
Accounts receivable, net	106,816	110,699	106,913	(3.5)%	(0.1)%
Inventories	71,658	67,342	60,445	6.4%	18.6%
Other current assets	31,446	33,601	28,916	(6.4)%	8.7%
Total current assets	236,124	227,927	211,702	3.6%	11.5%

Property, plant and equipment, net	101,662	102,341	105,028	(0.7)%	(3.2)%
Right of use assets	55,456	56,663	52,379	(2.1)%	5.9%
Intangibles, goodwill and other long-term assets, net	208,606	206,686	209,245	0.9%	(0.3)%
Total assets	$601,848	$593,617	$578,354	1.4%	4.1%

LIABILITIES AND EQUITY:

Accounts payable	$39,145	$38,366	$45,847	2.0%	(14.6)%
Short-term operating lease liabilities	10,731	11,073	11,699	(3.1)%	(8.3)%
Other current liabilities	46,318	46,185	45,589	0.3%	1.6%
Total current liabilities	96,194	95,624	103,135	0.6%	(6.7)%

Long-term debt, net	182,583	180,440	172,386	1.2%	5.9%
Long-term operating lease liabilities	42,376	43,793	38,305	(3.2)%	10.6%
Other long-term liabilities	61,091	73,609	75,574	(17.0)%	(19.2)%

Total equity	219,604	200,151	188,954	9.7%	16.2%
Total liabilities and equity	$601,848	$593,617	$578,354	1.4%	4.1%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,371	$5,317
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	10,337	5,218
Depreciation and amortization	7,981	8,917
Deferred income taxes	(10,949)	530
Accounts receivable	(103)	(2,202)
Inventories	(11,618)	(6,827)
Accounts payable	(8,685)	5,062
Other adjustments to net income	(6,762)	(10,120)
Net cash provided by (used in) operating activities	5,572	5,895

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,382)	(5,493)
Net proceeds on life insurance policies and from insurance recovery	3,375	2,657
Other investing activities	189	479
Net cash provided by (used in) investing activities	(818)	(2,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(101,000)	(31,000)
Proceeds from long-term debt	111,000	29,000
Dividends paid	(934)	(926)
Repurchase of common shares	(200)	(2,166)
Equity related transaction costs	(2,553)	—
Other financing activities	(291)	(1)
Net cash provided by (used in) financing activities	6,022	(5,093)

NET CHANGE IN CASH AND CASH EQUIVALENTS	10,776	(1,555)
CASH AND CASH EQUIVALENTS, beginning of period	15,428	17,703
CASH AND CASH EQUIVALENTS, end of period	$26,204	$16,148

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
GAAP reported	$18,906	$6,481	$11,652
Stock compensation (1)	(934)	6,515	(3,303)
Loss on lease abandonment and other exit costs (2)	—	641	—
Assets write-down (2)	—	1,015	—
Gain on life insurance policies (3)	(1,965)	—	—
Foreign exchange losses (gains)	(386)	(144)	1,258
Excluding specific items	$15,621	$14,508	$9,607

	Net Income Attributable to Core Laboratories Inc.
	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
GAAP reported	$22,846	$2,373	$7,066
Stock compensation (1)	(747)	5,212	(2,642)
Loss on lease abandonment and other exit costs (2)	—	513	—
Assets write-down (2)	—	812	—
Gain on life insurance policies (3)	(1,572)	—	—
Foreign exchange losses (gains)	(309)	(114)	1,007
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (4)	(10,394)	—	—
Excluding specific items	$9,824	$8,796	$5,431

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
GAAP reported	$0.48	$0.05	$0.15
Stock compensation (1)	(0.02)	0.11	(0.06)
Loss on lease abandonment and other exit costs (2)	—	0.01	—
Assets write-down (2)	—	0.02	—
Gain on life insurance policies (3)	(0.03)	—	—
Foreign exchange losses (gains)	—	—	0.03
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (4)	(0.22)	—	—
Excluding specific items	$0.21	$0.19	$0.12

(1) Three months ended March 31, 2023 includes stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with employees reaching eligible retirement age. Three months ended June 30, 2023 and 2022 include reversals of stock compensation expense previously recognized due to a change in probability of performance condition for certain executive's share awards.

(2) Three months ended March 31, 2023 includes the write-down of right of use assets and leasehold improvements and other exit costs associated with consolidation of certain facilities.
(3) Three months ended June 30, 2023 includes gain on life insurance policies death benefit proceeds.

(4) Three months ended June 30, 2023 includes the reversal of certain net deferred tax liabilities which will not be realized as a result of the Redomestication Transaction and the effect to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended June 30, 2023
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$13,316	$5,498	$92
Stock compensation (1)	(596)	(338)	—
Gain on life insurance policies (2)	(1,253)	(712)	—
Foreign exchange losses (gains)	(323)	(81)	18
Excluding specific items	$11,144	$4,367	$110
(1) Reversals of stock compensation expense previously recognized due to a change in probability of performance condition for certain executive's share awards.
(2) Three months ended June 30, 2023 includes gain on life insurance policies death benefit proceed.

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal performance metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 13.0% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $51.0 million divided by Average Total Invested Capital ("Average TIC") of $393.0 million where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes, and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2023	June 30, 2023
Net cash provided by operating activities	$8,741	$5,572
Capital expenditures	(2,175)	(4,382)
Free cash flow	$6,566	$1,190

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